Exhibit 10.20
February 25, 2026

Cathy A. King

    Re: Offer of Employment

Dear Cathy,

We are pleased to present you with revised terms of employment in connection with the continuation of your service as Chief Legal Officer and Corporate Secretary (“CLO”) of PAR Technology Corporation (the “Company”). You will continue to report directly to the Company’s Chief Executive Officer (“CEO”).

As the CLO of the Company, you will continue to perform those duties and shall have such authority and responsibilities customarily consistent with, and incident to, the office of CLO, and you shall perform such additional duties and shall have such additional authority and responsibilities as the CEO and/or the Company’s Board of Directors (the “Board”) may prescribe. Your principal office will be your personal residence. You will be required to travel as reasonably necessary to properly fulfill your employment duties and responsibilities.

You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing shall not prevent you from (a) serving as a director of a public or private company subject to the Company's conflict of interest policy; (b) participating in charitable, civic, educational, professional, community or industry affairs; and (c) managing your passive investments so long as, in the reasonable discretion of the CEO, the activities described in clauses (a) - (c), individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict.

The terms of this Letter also include the Non-Disclosure; Non-Solicitation Agreement attached as Exhibit A (the “NDA”), which forms a part of and is incorporated into this Letter.

1.Base Salary. Your annual base salary is $450,000, less any applicable tax withholding and deductions as required or permitted by law, for your full-time efforts and will be paid in accordance with the Company’s regular payroll practices. Your base salary will be subject to review by the Compensation Committee of the Board and/or the CEO from time to time, but no less than annually, and may be adjusted from time to time by the Compensation Committee.

2.Incentive Compensation. You are eligible to participate, at the discretion of the Company’s Board (or Committee thereof, together with the Board, the “Committee”), in the Company’s incentive compensation programs as in effect from time to time for certain of the Company’s officers and employees as follows:

(a)Equity Compensation (“LTI”). Beginning with the fiscal year ending December 31, 2026 (“FY 2026”) and for subsequent fiscal years while you continue to serve as CLO of the Company, you will participate in the Company’s long-term incentive program for certain officers and employees, as in effect from time to time, and receive periodic equity or equity-based awards (“LTI Awards”) as determined by the Committee. LTI Award(s) will be granted under and pursuant to the terms and conditions of the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (as the same may be amended and restated from time to time, or its successor (“Plan”)) and in accordance with the Company’s Equity Grant Policy (as the same may be amended and restated from time to time, or its successor), and will be subject to the terms and conditions of the Company’s LTI program and award agreement(s) then in effect, including vesting requirements and the Committee’s certification as to the achievement of performance targets for the applicable performance period.

The grant date value of your FY 2026 LTI Award is $1,500,000 and shall be subject to the achievement of performance targets established by the Committee for the applicable performance period, and the Committee’s certification thereof. The Committee will establish the amount, form, and performance targets (if any) for LTI Awards in subsequent fiscal years.

(b)Incentive Cash Compensation (“STI”). Beginning with FY 2026 and for subsequent fiscal years while you continue to serve as CLO of the Company, you will participate in the Company’s short-term incentive plan as in effect from time to time for certain officers and employees (“STI Plan”). Pursuant to the STI Plan you will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of performance targets established by the Committee for the applicable performance period. Your annual STI bonus target for FY 2026 is 50% of your earned base salary in FY 2026. Annual STI bonus targets and associated payments, if any, for subsequent fiscal years will be established by the Committee. Any annual STI bonus earned for a completed fiscal year will be paid in the immediately following fiscal year at the same time annual STI bonuses are paid to other officers and employees of the Company, subject to your continued employment with the Company through the date of payment. All STI bonus payments, if any, are subject to the Committee’s certification as to the satisfaction of the performance targets for the applicable performance period.

    3.    Change of Control. Upon the consummation of a Change of Control (as defined in the Plan) unvested performance-vesting equity awards granted to you, including unvested performance RSUs, restricted stock, and stock options, shall convert to Unvested Time-Vesting Equity (as defined in Section 5) based on actual performance achievement as calculated immediately prior to the effective date of the Change of Control and shall vest, subject to termination of your employment without Cause or for Good Reason during a Change of Control Protection Period as contemplated by Section 5 and subject to the provisions of Section 5, consistent with the original vesting schedule of the converted unvested performance-vesting equity awards (e.g., 3 years), but based solely on continued employment.

    4.    Benefits. Subject to satisfaction of any applicable eligibility requirements, you will continue to be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to, for the benefit of its employees, which includes health insurance and participation in the PAR Technology Corporation Retirement Plan (401(k)). You will participate in the Company’s flexible time-off policy. You will be reimbursed for reasonable travel and other expenses incurred by you in the course of performing your duties and responsibilities as CLO in accordance with the Company’s travel reimbursement policy. The Company reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.

    5.    Termination Without Cause & Termination for Good Reason during a Change of Control Protection Period. If both (i) your employment is terminated by the Company other than for Cause (as herein defined) (but not including due to death or disability) or terminated by you for Good Reason (as herein defined), subject to the Company’s right to cure and (ii) such termination occurs during a Change of Control Protection Period (as herein defined), then, subject to the satisfaction of Section 6, the Company will pay you:

1.any STI bonus earned but unpaid with respect to a fiscal year ended, payable as provided in Section 2(b) (without regard to any continued employment requirement);
2.the annual STI bonus that you would have earned for the fiscal year in which your employment was terminated (if you had remained employed for the entire year), which shall be payable as provided in Section 2(b) (without regard to any continued employment requirement);

3.a series of semi-monthly severance payments for eighteen (18) months, each in an amount equal to one-twenty-fourth (1/24th) of your base salary in effect on the date of your termination, to be paid in accordance with the Company’s normal payroll practices;
4.your unvested time-vesting equity awards granted to you, including unvested RSUs, restricted stock, and stock options (collectively, “Unvested Time-Vesting Equity”) shall become 100% vested; and, in the case of the vested portion of any such stock options, such vested portion may be exercised at any time within three (3) months following the termination date of your employment; and
5.the amount of all premiums for continued coverage under any group health plan maintained by the Company in which you and any dependents participated at the time of your termination for up to the end of the eighteenth (18th) full calendar month following your termination of employment, provided that you timely elect to receive continuation coverage under Section 4980B of the Code.

For purposes of this Letter, the term “Change of Control Protection Period” shall mean the period beginning the third month immediately before and ending the eighteenth (18th) month immediately following the effective date of a Change of Control.

Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change of Control, any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”), as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Company, then, if and solely to the extent that reducing the benefits payable hereunder would result in you receiving a greater amount, on an after-tax basis, taking into account any excise taxes payable under Section 4999 of the Code and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the amount that would result in no portion of the Payments being treated as an excess parachute payment pursuant to Section 280G of the Code. Any reduction in the amount of compensation or benefits effected pursuant to this paragraph shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you, as determined by the Independent Tax Advisor.

For purposes of this Letter,

(i)“Cause” shall mean: (A) your willful refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition); (B) your willful refusal or failure to comply in any material respect with (1) the Company’s policies; or (2) lawful directives of the CEO and/or the Board of the Company; (C) your material breach of any contract or agreement between you and the Company (including but not limited to this Letter and any incentive equity or restrictive covenants agreement(s) (or similar agreement between you and the Company, including the NDA); (D) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (E) your commission of an act of fraud, theft, embezzlement, or other unlawful act against the Company or involving its property or assets (including its products); (F) your violation of Federal or state securities laws; (G) your engaging in unprofessional, unethical or other acts that materially discredit the Company or are materially detrimental to the reputation, character or good standing of the Company, its property or assets (including its products); and (H) your indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. In the event the CEO determines to terminate your employment for Cause, you shall be given written notice of such determination and a period of 30 days following your receipt of such notice to cure such for Cause event to the reasonable satisfaction of the CEO. Notwithstanding anything to the contrary contained herein, your right to cure shall not apply if there are habitual breaches by you or if the CEO determines, in the CEO’s reasonable discretion, that the for Cause event is not susceptible to cure.

(ii)“Good Reason” shall mean any of the following circumstances to which you have not consented, which are not substantially cured by the Company within 30 days following written notification from you to the Company as required below: (A) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your duties, authorities or responsibilities that is inconsistent with your position, excluding immaterial diminutions not taken in bad faith; or (B) the Company's breach of its material obligations to you under this Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after you first know, or with the exercise of reasonable diligence would have known, of the occurrence of such circumstances, and you must actually terminate your employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by you.

6.Conditions to Receipt of Separation Payments or Benefits. The Company’s payment or provision of benefits under Section 5 is subject to the Company’s receipt of your fully executed and effective Release (in accordance with Section 7) and your continued compliance with the NDA and any additional post-employment covenants set forth in this Letter and/or in the Release. To the extent that any amounts payable under Section 5 constitute "non-qualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first 6 months following such termination shall not be paid until the expiration of 6 months following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

7.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Letter in connection with the termination of your employment shall only be payable or provided if you deliver a fully executed and effective release of claims in favor of the Company, in a form satisfactory to the Company (“Release”). The Release will be deemed “effective” when it is no longer subject to revocation by you, if applicable.

8.Non-Compete and Non-Solicitation Obligations.

(a) To protect the Company’s, including its subsidiaries, confidential information and good will, you agree, that, during your employment with the Company and (i) for a period of 18 months from the date of termination of your employment without Cause or for Good Reason pursuant to Section 5; or (ii) for a period of 12 months from the date of termination of your employment for any other reason (the “Restricted Period”), you will not, as an employee or otherwise in any other capacity, directly or indirectly, either alone or in association with any other person or entity, be employed by, perform services as a contractor, consultant, or in any other capacity for, or become an owner or manager of, or an investor in, any person or entity engaged in a Competitive Business in the Territory. For purposes of this Agreement, “Competitive Business” means the development, sale, licensing, manufacturing, installation and servicing of software and hardware solutions for the restaurant and retail industries, including point-of-sale, customer engagement and loyalty, digital ordering and delivery, operational intelligence technologies, payment processing, hardware, and related technologies, solutions, and services; and “Territory” means the states of the United States of America, the provinces and territories of Canada, Australia, New Zealand, Poland and the United Kingdom.

(b)The provisions of subsection (a) above notwithstanding, your record or beneficial ownership of not more than 3% of the shares or other equity of any corporation or other entity whose shares or other equity are publicly traded shall not of itself constitute a breach hereunder.

(c)In addition, during the Restricted Period, you will not, directly or indirectly, in any manner, other than for the benefit of the Company, (i) solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of the Company, its subsidiaries, to terminate such employee's relationship with the Company or its subsidiaries, for any reason, or (to the extent permitted by applicable law) hire any such employee; and/or (ii) solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any customer, vendor, supplier or business associate or prospective customer, vendor, supplier or business associate of the Company or its subsidiaries to cancel, terminate or alter its business relationship with the Company or its subsidiaries. For purposes of subsection (ii) of this Section, reference to “any customer, vendor, supplier or business associate” means any one of the foregoing that were customers, vendors, suppliers, or business associates of the Company or its subsidiaries at any time within the 12 months prior to the last day of your employment, and reference to “prospective customer, vendor, supplier or business associate” means any one of the foregoing that you knew or reasonably should have known that the Company or its subsidiaries was actively soliciting or actively considered soliciting at any time within the 12 months prior to the last day of your employment.

(d)You acknowledge and agree that the restrictions contained in this Section 8 are necessary to maintain the confidentiality of the confidential information and the protection of the business and goodwill of the Company or its subsidiaries, and are fair, reasonable, and necessary for such purposes. You hereby waive, to the extent permitted by law, any and all right to contest the validity of this Section 8 on the ground of breadth of scope, duration or area. You understand Section 8(a) is void if you reside in California or if you reside in any other state where non-compete restrictions are void. In addition, if the final judgment of a court or other tribunal of competent jurisdiction declares that any term or provision of this Section 8 is invalid or unenforceable, you agree that the court or other tribunal making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 8 shall be enforced as so modified.

9.Additional Provisions.

(a)This Letter does not represent any guarantee of employment for any period. Your employment with the Company will be “at will”; either the Company or you may terminate your employment at any time, with or without notice, for any reason or no reason.

(b)All forms of compensation paid to you as an employee shall be less applicable tax withholdings and deductions as required or permitted by law. Any awards of equity, including LTI Awards as well as any other equity awards that may be granted to you throughout your employment term—such as restricted stock units, stock options, performance shares, or other forms of equity compensation—will be subject to the approval of the Committee or its authorized designee. This means that whether such equity awards are granted as part of annual or special incentive programs, or in connection with promotions, retention, or other circumstances during your tenure with the Company, they will not be effective or finalized unless and until approved by the Committee or its authorized designee.

(c)This Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements, or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way; provided that the terms and conditions of any LTI Awards and other equity awards granted to you prior to the Effective Date (defined below) of this Letter are unchanged by this Letter.

(d)This Letter shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns and, except as expressly provided in this Letter, no term or provision of this Letter is intended to be, or shall be, for the benefit of any person other than the Company and you. The provisions of this Letter shall be deemed severable. The invalidity or unenforceability of any provision of this Letter in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Letter in such jurisdiction or the validity, legality, or enforceability of any provision of this Letter in any other jurisdiction, it being intended that all rights and obligations of the Company and you hereunder shall be enforceable to the fullest extent permitted by applicable law. For purposes of this Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(e)The validity, interpretation, construction and performance of this Letter, and all acts and transactions pursuant hereto and the rights and obligations of you and the Company hereunder shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

If you agree with the terms and conditions of this Letter, please evidence your agreement by counter-signing and dating this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this Letter. This Letter shall be effective on the date of your counter-signature on this Letter (“Effective Date”).

Signature Page Follows

Feel free to contact me if you have questions or if you need any additional information.

                        Sincerely,

                        By: /s/Savneet Singh
                        Name and Title: Savneet Singh, CEO and President

Accepted and Agreed to:

/s/Cathy A. King
Cathy A. King

Dated: 2/26/2026

Exhibit A
Non-Disclosure; Non-Solicitation Agreement

(Attachment is Omitted)